Exhibit 99.1

NEWS RELEASE

LANCER ANNOUNCES AMEX ACCEPTANCE OF

COMPANY ACTION PLAN

SAN ANTONIO, TEXAS, October 16, 2003— Lancer Corporation announced today that the American Stock Exchange (“AMEX”) has accepted Lancer’s formal action plan to regain compliance with AMEX’s continued listing standards (the “Plan”). The Plan was submitted on September 30, 2003 and accepted on October 8, 2003 following Lancer’s inability to file its quarterly report for the second quarter of 2003 with the Securities and Exchange Commission (the “SEC”) on a timely basis, which violated AMEX’s continued listing standards, specifically Section 1003(d) of the AMEX Company Guide. Lancer’s inability to file the quarterly report is a direct result of delays in finalizing certain financial information pending completion of the Company’s previously announced Audit Committee investigation.

Upon acceptance of the Plan, AMEX provided the Company with an extension of time in order to regain compliance with the continued listing standards, and will allow the Company to maintain its AMEX listing through the Plan period, subject to periodic review of Lancer’s progress by the AMEX staff.  If Lancer does not make progress consistent with the Plan or regain compliance, the AMEX staff could initiate delisting procedures. The Company intends to make all efforts to comply fully with the Plan.  It can make no assurance that it will be able to do so, however, because of the independent nature and uncertain timing of the Audit Committee investigation and the subsequent review of the Company’s second quarter financial statements by the independent auditor.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Contact:	Scott Adams
Lancer Corporation
6655 Lancer Blvd.
San Antonio, Texas 78219
(210) 310-7065